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                            HWC ENERGY SERVICES, INC.
                           HYDRAULIC WELL CONTROL, LLC
                       c/o Oil States International, Inc.
                           333 Clay Street, Suite 4620
                              Houston, Texas 77002

                                  March 3, 2006

Boots & Coots International Well Control, Inc.
HWC Acquisition, LLC
HWC Merger Corporation
c/o Boots & Coots International Well Control, Inc.
11615 N. Houston-Rosslyn
Houston, Texas 77086

Ladies and Gentlemen:

     Reference is hereby made to that certain Transaction Agreement (the "Transaction Agreement") dated as of November 21, 2005 by and among Boots & Coots International Well Control, Inc. ("Parent"), HWC Acquisition, LLC ("Merger Sub"), HWC Merger Corporation ("Acquisition Sub"), Hydraulic Well Control, LLC ("HWC LLC") and HWC Energy Services, Inc. ("Seller"), pursuant to which, among other things, Parent will acquire the Target Subsidiaries from Seller. Parent, Merger Sub, Acquisition Sub, HWC LLC and Seller now desire to enter into this letter agreement to evidence certain agreements relating to the transactions contemplated by the Transaction Agreement (the "Transactions"). Capitalized terms that are used but not defined herein shall have the meanings set forth in the Transaction Agreement.

     Pursuant to Section 7.5 of the Transaction Agreement, it is a condition to the obligations of Seller and HWC LLC to consummate the Transactions that Parent shall have taken all necessary corporate and other actions to increase the size of the Board of Directors of Parent to a total of eight members and to appoint
(i) three individuals designated by Seller and reasonably acceptable to Parent and (ii) one individual designated by Parent to replace an existing member of Parent's Board of Directors, which person is reasonably acceptable to Seller, with such appointments to be effective immediately following the Effective Time.

     In connection with the Closing (which shall occur on the date of this letter agreement) and pursuant to Section 7.5 of the Transaction Agreement, Seller has designated Douglas E. Swanson and Cindy B. Taylor (the "Designated Individuals") to serve on Parent's Board of Directors and Parent has taken all necessary corporate and other actions to appoint the Designated Individuals to Parent's Board of Directors effective immediately following the Effective Time. Parent has accepted the designation of the Designated Individuals for appointment to Parent's Board of Directors, and Parent's Board of Directors has determined that each of the Designated Individuals is independent of Parent for purposes of service on Parent's Board of Directors in accordance with the applicable listing standards of the American Stock Exchange (the "AMEX"). In order to consummate the Closing on the date hereof, Seller hereby


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desires to waive its right to appoint a third individual for appointment to
Parent's Board of Directors at the Closing as contemplated by Section 7.5 of the Transaction Agreement.

     In consideration for such waiver and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Parent hereby agree as follows:

     1. Director Designation. Following the Closing, Parent shall take all necessary corporate and other actions to appoint one additional individual designated by Seller and reasonably acceptable to Parent to Parent's Board of Directors as promptly as practicable following the designation of such individual by Seller. Seller shall make such designation no later than 12 months from the date hereof. Notwithstanding the foregoing, Seller shall be entitled at any time during such 12-month period to relinquish its right to designate such additional individual for appointment to Parent's Board of Directors by providing notice to Parent of such relinquishment in accordance with Section
11.1 of the Transaction Agreement. If Seller has not made such designation prior to the expiration of such 12-month period, Seller shall be deemed to have relinquished its right to designate such additional individual for appointment to Parent's Board of Directors.

     2. Working Capital Calculation. For purposes of calculating the working capital adjustments contemplated by Section 2.1 of the Transaction Agreement,
(i) the Closing Date shall be deemed to be March 1, 2006 and the Closing shall be deemed to have occurred at 12:00 a.m. Houston, Texas time on such date and
(ii) current assets attributable to foreign currencies shall be determined in accordance with GAAP and consistent with Seller's past practices and otherwise in accordance with the Transaction Agreement, including without limitation the translation of such foreign currencies into U.S. dollars at locally mandated exchange rates without any deduction or other adjustment. Any cash payments made in respect of Working Capital as provided in Section 2.1 of the Transaction Agreement shall be denominated in U.S. dollars.

     3. IWC Merger.

          (a) Immediately prior to the consummation of the HWC LLC Merger, Parent shall cause IWC Services, Inc., a Texas corporation and wholly owned subsidiary of Parent ("IWC"), to be converted into a Texas limited liability company in accordance with the applicable provisions of the Texas Business Corporation Act and the Texas Limited Liability Company Act.

          (b) Immediately following the consummation of the Upstream Merger as contemplated by Section 1.3 of the Transaction Agreement, the Upstream Surviving Company shall be merged with and into IWC, with IWC being the surviving entity (the "IWC Merger"). The IWC Merger shall have the effect set forth in that certain Agreement and Plan of Merger dated as of the date hereof between IWC and Merger Sub and as otherwise provided in the applicable provisions of State Law and the Texas Business Organizations Code.


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          (b) For purposes of Section 6.8 of the Transaction Agreement, references to "Upstream Surviving Company" therein shall be deemed to refer instead to IWC following the IWC Merger.

     4. Incorporation. The provisions of Sections 11.1, 11.3, 11.4, 11.5, 11.6, 11.9, 11.10 and 11.12 of the Transaction Agreement are hereby incorporated herein and shall be deemed to be part of this letter agreement; provided that references therein to the "Agreement" shall be deemed to refer to this letter agreement.

                  [Remainder of page intentionally left blank.]


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     If you are in agreement with the foregoing, please execute three copies of this letter agreement in the space indicated below and return two of such copies to Seller at the address noted above.

                                        Very truly yours,

                                        HWC ENERGY SERVICES, INC.


                                        By: /s/ Robert W. Hampton
                                            ------------------------------------
                                        Name: Robert W. Hampton
                                        Title: Vice President, Secretary and
                                               Treasurer


                                        HYDRAULIC WELL CONTROL, LLC


                                        By: /s/ Robert W. Hampton
                                            ------------------------------------
                                        Name: Robert W. Hampton
                                        Title: Vice President and
                                               Assistant Secretary


Accepted and agreed to as of the date
first set forth above:

BOOTS & COOTS INTERNATIONAL
WELL CONTROL, INC.


By: /s/ Jerry Winchester
    ---------------------------------
Name: Jerry Winchester
Title: President and
       Chief Executive officer


HWC ACQUISITION, LLC


By: /s/ Jerry Winchester
    ---------------------------------
Name: Jerry Winchester
Title: President and
       Chief Executive officer


HWC MERGER CORPORATION


By: /s/ Jerry Winchester
    ---------------------------------
Name: Jerry Winchester
Title: President and
       Chief Executive officer


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